UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:_____________________________________________________________
2) Aggregate number of securities to which transaction applies:____________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________________
4) Proposed maximum aggregate value of transaction:_________________________________________________________________________________________
5) Total fee paid:_________________________________________________________________________________________________
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:_________________________________________________________________________________________
2) Form, Schedule or Registration Statement No.:_______________________________________________________________________
3) Filing Party: :__________________________________________________________________________________________________
4) Date Filed:____________________________________________________________________________________________________

The following press release was issued by George Perlegos on March 30, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

GEORGE PERLEGOS FILES PRELIMINARY PROXY STATEMENT TO
REPLACE FIVE ATMEL DIRECTORS AT SPECIAL MEETING

Names Highly Qualified and Independent Nominees Who Will Divest Assets to
Focus Atmel on Core Strength in Microcontrollers and Improve Profitability

New Directors Plan $500 Million to $1 Billion Share Repurchase Program

Will Conduct Search for Experienced and Highly Qualified President and CEO

San Jose, Calif., March 30, 2007 – George Perlegos, the largest individual shareholder of Atmel Corporation (Nasdaq: ATML), announced today the filing of the preliminary proxy statement with the Securities and Exchange Commission in connection with his planned solicitation of proxies at a Special Meeting of Shareholders scheduled for May 18, 2007 for Atmel shareholders of record as of April 5, 2007. Mr. Perlegos is seeking support from fellow Atmel shareholders to elect five highly qualified and independent nominees to replace five members of Atmel’s current Board of Directors.

Mr. Perlegos, a founder of Atmel, led the company as President, Chief Executive Officer and Chairman from its inception in 1984 until August 2006. He beneficially owns approximately 5.3% of Atmel’s outstanding shares. In his preliminary proxy statement filed today, Mr. Perlegos named the five individuals he is nominating for election at the Special Meeting: Brian S. Bean, Joseph F. Berardino, Bernd U. Braune, Dr. John D. Kubiatowicz and George A. Vandeman. He also named three additional individuals whom the nominees, if elected, would seek to add to the Atmel board: Marshall S. Geller, John A. Jarrell and Gary A. Wetsel.

The preliminary proxy statement outlines a plan to drive shareholder value at Atmel, including divesting non-core assets to refocus the Company on its core strengths in microcontrollers, hiring an experienced new President and CEO, and initiating a $500 million to $1 billion share repurchase program.

Mr. Perlegos is seeking the removal of the following current directors of Atmel: Pierre Fougere, Dr. Chaiho Kim, Steven Laub, David Sugishita and T. Peter Thomas. These Atmel directors own less than 0.01% of Atmel’s outstanding shares in the aggregate, based on public filings.

Mr. Perlegos stated, “As Atmel’s largest individual shareholder, I am deeply concerned by the decline in the company’s financial performance under the current board and management. Although Atmel is not current in its financial reporting due to an ongoing stock options investigation, the information it has released indicates a marked downturn in both net revenues and net cash.”

He continued: “The current Board and management’s so-called plan to address Atmel’s deteriorating financial performance does not go nearly far enough and has significant flaws that could jeopardize the future value of the Company. In addition, management has yet to demonstrate any real progress on the initiatives it has announced. If elected, my proposed slate of directors will work with urgency to divest low-margin assets, make the necessary investment in the Company’s high-growth, high-margin businesses and return value to shareholders through a significant share repurchase program.”

He continued: “I am also dismayed by what I view as a series of self-enriching and entrenching actions taken by the board and management that are clearly not in the best interests of Atmel shareholders, including going to court in an unsuccessful attempt to prevent shareholders from voting on the leadership of the company at a special meeting. Instead of attempting to tarnish my reputation and filing meritless lawsuits, it’s time this board and management engage in a real dialogue about Atmel and let the shareholders of the company decide its future. My nominees are highly qualified and independent individuals with strong leadership experience. Once elected, they will hire an experienced President and CEO to revitalize the management team and move quickly to execute their strategic plan to deliver value to all Atmel shareholders.”

In conjunction with the filing of his preliminary proxy statement, Mr. Perlegos today issued an open letter to shareholders which provides details on the qualifications of his nominees and their plan for creating shareholder value at Atmel. A copy of the letter is included with this press release or may be obtained from MacKenzie Partners Inc. by calling 1-800-322-2885, or emailing proxy@mackenziepartners.com, or from the Securities and Exchange Commission’s website at www.sec.gov.

IMPORTANT INFORMATION

Atmel Corporation shareholders are strongly advised to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel Corporation shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as President, Chief Executive Officer and Chairman of the Board of Atmel Corporation from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock in Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel Corporation to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC

2

on May 5, 2006. None of the nominees or the additional individuals owns any shares of Atmel Corporation.

George Perlegos, the nominees and the additional nominees who the nominees intend to appoint to the Atmel board will be the participants in the solicitation of proxies. Mr. Perlegos may seek reimbursement from Atmel Corporation of the expenses he incurs in connection with his solicitation of proxies.

#    #    #

3

GEORGE PERLEGOS

March 30, 2007

Dear Fellow Shareholders:

I am a founder and the largest individual shareholder of Atmel Corporation. As many of you will recall, I served as the president, chief executive officer and chairman of Atmel from its inception in 1984 until August 2006, and dedicated many of the most productive years of my professional life to leading the growth and development of Atmel to make it the premier semiconductor company that it is today. I remain today personally invested in Atmel’s future, having beneficial ownership of 25,871,908 common shares representing approximately 5.3% of the issued and outstanding common shares as of April 30, 2006 (based on Atmel’s most recently filed Quarterly Report on Form 10-Q).

I am writing to you because I am deeply concerned that shareholder value at Atmel is eroding significantly under the current board and management, which have overseen a deterioration in the company’s operating and financial performance and have failed to make the fundamental changes I believe are necessary to position the company for long-term growth and profitability and deliver value to shareholders. I am also dismayed by what I see as entrenching and self-enriching actions by Atmel’s current board and management team that are clearly not in the best interests of all Atmel shareholders.

Since August 2006, I have been actively seeking a special meeting of shareholders to allow you, Atmel’s shareholders, to decide whom you would like to lead the company by voting on a proposal to remove five of the current directors. This would give you a chance to elect the slate of highly qualified and independent directors I am nominating whom I believe possess the leadership and experience to guide the company towards long-term growth and maximize shareholder value. Notwithstanding the active opposition of Atmel’s current board, on March 15, 2007, the Delaware Court of Chancery confirmed the lawfulness of my call for a special meeting to give you an opportunity to vote on the leadership of your company. The Court ordered that a special meeting of Atmel’s shareholders be held at 9:00 a.m. (local time) on Friday, May 18, 2007, at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California.

I am seeking your support at the upcoming special meeting to remove five of Atmel’s current directors and elect in their place five highly qualified and independent nominees who possess the experience and leadership to drive shareholder value at Atmel over the long-term. These nominees are Brian S. Bean, Joseph F. Berardino, Bernd U. Braune, Dr. John D. Kubiatowicz and George A. Vandeman. If all or a sufficient number of these nominees to constitute a majority of the Atmel board are elected as directors at the special meeting, they intend to increase the size of the board as permitted by Atmel’s bylaws and appoint Marshall S. Geller, John A. Jarrell and Gary A. Wetsel, each of who is also a highly qualified and independent individual, as additional directors on the Atmel board. You can find additional information regarding the experience and qualifications of the nominees and the additional individuals they would seek to appoint to the Atmel board at the end of this letter in my proxy statement filed with the Securities and Exchange Commission which will be mailed to shareholders.

For the reasons I have outlined below in “The Incumbents’ Failing Management of Atmel,” I am seeking the removal at the special meeting of the following five current Atmel directors: Pierre Fougere, Dr. Chaiho Kim, Steven Laub, David Sugishita and T. Peter Thomas, whom I refer to as the Incumbents.

I am seeking your support because I believe that the interests of the shareholders of Atmel would be best served by the removal of the Incumbents and the election of the highly qualified and independent slate of nominees I am proposing. Each of the nominees is committed, consistent with his fiduciary duties, to pursuing initiatives to refocus and restructure Atmel’s business, as set forth below. I believe the nominees (and the additional individuals they would seek to appoint to the Atmel board), will provide the leadership and strategic direction necessary to maximize Atmel shareholder value.

The Growth of Atmel and Our Initiatives to Refocus and Restructure Atmel’s Business

I co-founded Atmel in 1984. Under my direction as president and CEO, Atmel grew over the years into a worldwide leader in the design, manufacturing and marketing of advanced semiconductors, including advanced logic, nonvolatile memory, mixed signal and radio frequency (RF) integrated circuits. In the last few years, I and other members of my senior management team concluded that Atmel’s embedded microcontroller business holds the greatest potential for revenue and margin growth because of significantly growing market demand, its relatively low capital equipment costs, its synergies with Atmel’s established EEPROM memory business and its technological advantages and large and competitive family of products. Accordingly, we embarked on a strategic program to focus the company’s resources on growing the higher-margin, higher-growth embedded microcontroller business while simultaneously taking steps to sell-off or exit parts of the company’s other businesses. This strategic program was designed to dramatically reduce the company’s capital equipment costs and free up company resources for higher revenue and margin growth initiatives or returning value to our shareholders.

Our actions to refocus and restructure Atmel’s business had dramatic results:

  Increasing revenues. Net revenues increased from $276 million to $464 million between the first quarter of 2002 (the low point following the general crash of the memory market in 2000 and 2001) to the second quarter of 2006.

  Significantly reduced debt. We were able to repay all of Atmel’s convertible notes and reduce outstanding debt from $852 million to only $187 million between the first quarter of 2002 and the third quarter of 2006 (following the sale of Atmel’s Grenoble, France subsidiary);

  Strong cash position. We increased Atmel’s cash position to $484 million by September 2006.

  Increasing profitability. We increased income from operations to $24 million in the first quarter of 2006 from $1 million in the fourth quarter of 2005 and a loss of $34 million in the first quarter of 2005, and expected income from operations to be even higher in the second quarter of 2006, although that figure has not yet been released by the company.

Our strategic program included plans for Atmel to exit businesses with low growth and low profit margins. We successfully sold the following businesses at prices that gave Atmel favorable returns on its investments:

  Atmel’s wafer fabrication facility in Nantes, France in December 2005; and

  Atmel’s Grenoble, France subsidiary in July 2006.

We had planned to sell the entirety of Atmel’s automotive business in Germany, but did not have an opportunity to complete this sale before the Incumbents assumed control of the company. Due in part to the restructuring program, we were successful in reducing Atmel’s headcount from a high of over 9,000 in 2000 to approximately 7,500 in mid-2006 after the sale of the Grenoble, France subsidiary.

As a result of our strategic program, at the time of my departure as president and CEO, Atmel was a growing, profitable and cash-generating company. I and my executive management team, with our more than two decades of experience managing Atmel, were making significant progress in refocusing and restructuring the business to continue the increase in core business growth and profit margins.

The Incumbents’ Failing Management of Atmel

So far as the public record discloses, since the Incumbents assumed control of Atmel more than seven months ago, they have overseen a deterioration in the company’s operating and financial performance and have failed to make the fundamental changes that I believe are necessary to focus the business on its core technologies, improve the company’s operating results, position the company for future growth and return value to shareholders. The current board and management have also taken what I see as entrenching and self-enriching actions that are not in the best interests of all Atmel shareholders. Since the Incumbents assumed control of the company in August 2006, I have been particularly concerned by the following:

Decline in net revenues. Since the Incumbents assumed control of Atmel, net revenues have significantly declined:

o	Net revenue began declining in the third quarter of 2006 as compared to the second quarter of 2006, and declined further, by approximately 5%, in the fourth quarter of 2006 as compared to the third quarter of 2006 (excluding revenues from Atmel’s Grenoble, France subsidiary that was sold in the third quarter of 2006); and

o	A further decline in net revenues by as much as 8% has been predicted by current management in the first quarter of 2007 as compared to the fourth quarter of 2006.

This decline in net revenues quarter after quarter is particularly troubling because:

o	Net revenues had been increasing during each of the prior four quarters and had been increasing steadily over the prior four years before the Incumbents assumed control of the company;

o	The third and fourth quarters are historically two of the strongest quarters for Atmel, making the decreases in net revenues in the third and fourth quarters of 2006 as compared to the second quarter of 2006 particularly disappointing;

o	Growth in net revenues is, I believe, essential for Atmel to increase profitability and achieve long-term success.

Decline in net cash. Net cash decreased 4% from September 30, 2006 to December 31, 2006, the first quarter during which the Incumbents did not have the benefit of the one-time sale of Atmel’s Grenoble, France subsidiary. I am particularly concerned about this decrease in cash in the fourth quarter as the company had been profitable and generating cash of approximately $50 million or more per quarter for the three quarters before the Incumbents assumed control of the company.

Flawed strategic initiatives that do not go far enough. I believe that the restructuring initiatives announced by the Incumbents’ current management are flawed and do not go far enough in refocusing Atmel’s business and returning value to shareholders. I believe that Atmel’s business may erode further if current management is allowed to remain in office. Specifically:

o	Current management announced in December 2006 that it was seeking to sell Atmel’s wafer fabrication facility in Heilbronn, Germany. I believe the plan to sell this wafer fabrication facility would be a mistake because a sale of the facility by itself is unlikely to yield a favorable price. Moreover, I believe this wafer fabrication facility is an essential part of the company’s successful and profitable automotive business. As described below under “A Plan for Atmel’s Future,” I believe the far better strategy would be for the company to sell its automotive business in Germany as a stand-alone business, which I believe could be sold for approximately $400 million to $500 million after an appropriate restructuring. The automotive business’ products have relatively long life-spans, often on the order of seven to ten years, and customers purchasing the products depend on the stability of that business and the expectation that they will not have to undertake the cost of requalifying their products as a result of a change in fabrication facility by Atmel. By endeavoring to sell the fabrication facility separate and apart from the entirety of the automotive business, I believe that current management may be harming customer relationships and destroying the possibility of a sale of the entire automotive business at a much more attractive price.

o	Current management has not addressed the future of Atmel’s Smart Card business, which in order to succeed requires substantial capital investment that may inhibit growth opportunities in Atmel’s microcontroller business. As described below under “A Plan for Atmel’s Future,” I believe the Smart Card business would create greater value to Atmel’s shareholders if Atmel spun-off the business to its shareholders as a separate company. This would allow Atmel and the new Smart Card company to focus on their core competencies and allow shareholders to invest separately in the different businesses.

Over three months have passed since current management announced its strategic initiatives in early December 2006. Since that time, there have been no public announcements by current management of any substantive developments with respect to those initiatives. The nominees I am proposing will work with urgency to restructure Atmel’s business to enable the company to return appropriate value to shareholders.

Hiring of an inexperienced president and CEO. The Incumbents hired one of their own, Steven Laub, as president and CEO of Atmel without undertaking, so far as the public record discloses, any efforts to conduct a search to identify the best qualified individual to hold that position on a long-term basis. According to the public disclosures:

o	Mr. Laub’s sole prior experience as a president and chief executive officer of a public company was at Silicon Image, Inc., a company less than one-third the size of Atmel. According to Atmel’s filings, Mr. Laub is purported in Atmel’s SEC filings and Atmel press releases to have held those positions at Silicon Image “from 2004 to 2005.” However, a review of the public filings of Silicon Image reveals the misleading nature of that disclosure. In fact, Mr. Laub only served as president and CEO at Silicon Image for approximately ten weeks, from November 11, 2004 to January 20, 2005. Mr. Laub’s resume also appears to grossly overstate his accomplishments during this brief 70-day period by representing that his “primary activities focused on transitioning the company from a successful small company to a mid-size corporation by simultaneously maintaining the company’s high revenue growth and rapid pace of innovation while implementing the systems, processes and procedures to achieve long-term growth.”

o	Mr. Laub’s only other experience as a president of a public company was at Lattice Semiconductor Corporation. For the nine quarters that Mr. Laub was president of Lattice, Lattice suffered a net loss in every quarter. During Mr. Laub’s tenure as president, Lattice’s stock price declined over 50%. By contrast, the stock price increased by over 50% in the three months following his resignation.

In light of Mr. Laub’s appointment by the Incumbents to the position of president and CEO on a long-term basis and the significant management changes made by Mr. Laub and the Incumbents, I have grave concerns that Atmel’s current management is not implementing the restructuring program my management team had in place, or otherwise making the investment in Atmel’s microcontroller products and technologies necessary to position the company for future growth. I also believe current management has been utilizing, at undisclosed cost to the company, the services of Bain & Company, an outside consulting firm previously associated with Mr. Laub. While I have nothing against consulting firms, I would be highly skeptical if the consultants were taking the lead on fashioning the company’s business and operational strategies instead of senior management. I do not believe Atmel’s business lines and the semiconductor industry in general are fertile or appropriate ground for “management by consultancy” rather than management by experienced and talented managers.

Enrichment of Mr. Laub, one of the Incumbents, with what I believe is an excessive compensation package. Notwithstanding Mr. Laub’s lack of prior experience as the senior executive of a successful public company and the lack of a proper search for a permanent CEO as discussed above, the Incumbents awarded Mr. Laub a compensation package that dramatically exceeds any compensation ever given to an Atmel executive. I view Mr. Laub’s package as excessive in light of his lack of prior experience and a proven track record. This compensation package includes:

o	Not less than $1.4 million of total targeted annual compensation, consisting of an annual salary of $700,000 plus annual cash incentives in a target amount of not less than $700,000.

o	Options for 4,000,000 shares of common stock, subject to the approval of The NASDAQ Stock Market. The company awarded Mr. Laub options to purchase 1,450,000 shares immediately upon Mr. Laub’s appointment. Those options have already, as of March 28, 2007, yielded Mr. Laub a paper gain of $116,000.

o	Options for 500,000 shares granted on January 2, 2007 and a contractual obligation to issue Mr. Laub an additional 1,000,000 restricted shares if, as appears to be the case based on public disclosures, NASDAQ does not allow Atmel to grant him options covering the full 4,000,000 shares.

o	A “golden parachute” consisting of change of control payments and benefits if he is terminated or resigns for “good reason,” which would include a change in the composition of the board resulting from the election of the nominees. The change of control payments and benefits include:

24 months of continued base salary following termination;

100% of Mr. Laub’s targeted annual cash incentive for 12 months, plus a payment of a pro rata portion for the year of termination to the date of termination; and

100% vesting (or, if terminated prior to August 7, 2007, 50% vesting) of the unvested equity awards given to him.

Further, on March 13, 2007, two days before the Delaware Court of Chancery ordered that the special meeting be held for the purpose of giving Atmel shareholders the opportunity to vote on my proposal to remove the Incumbents, the Incumbents amended Mr. Laub’s compensation package to provide that if Mr. Laub’s employment is terminated before he is issued the 1,000,000 restricted shares described above, Atmel will have to pay Mr. Laub an amount of cash equal to the fair market value of the portion of those restricted shares that would have vested had the 1,000,000 restricted shares been issued on January 2, 2007.

The board’s attempts to prevent shareholders from having the opportunity to vote on leadership of the company. The most fundamental right of shareholders is their right to decide who should serve as directors of their company. Since I called a special meeting of Atmel shareholders in August 2006, the Incumbents have been wasting the company’s resources in their efforts to prevent Atmel shareholders from being able to exercise that right by voting at the special meeting. The Incumbents first appointed David Sugishita as co-chairman of the board, a position not recognized by Atmel’s bylaws, and he purported to cancel the special meeting. The Incumbents then actively opposed my efforts to have the special meeting reinstated in litigation before the Delaware Court of Chancery, including by asserting that a special meeting would be “confusing” to Atmel shareholders and employees. The Delaware Court of Chancery rejected the arguments of the Incumbents, saying they “have offered no persuasive reasons for the cancellation of the special meeting” and that “the cancellation was improper.” I believe that the actions of the Incumbents to prevent Atmel shareholders from having the opportunity to vote on the leadership of their company is indicative of the Incumbents’ lack of concern for Atmel shareholder rights. I also believe that Atmel shareholders would be best served by electing at the special meeting a new highly qualified and independent board of directors who will act in the best interests of shareholders.

A Plan for Atmel’s Future

I believe that Atmel’s future and the value of your investment in Atmel depend upon Atmel having a strong board of directors consisting of highly qualified and independent directors who will search for the best possible person to serve as president and CEO and a person with the experience and resolve to make the fundamental changes that are necessary to improve the company’s operating results and position it for long-term growth.

I believe that the nominees I am proposing, each of whom is a highly qualified and independent individual, are the right people to oversee the urgently needed refocusing and restructuring of Atmel’s business. I am confident the nominees provide the depth of knowledge and experience that I believe are essential to guide the company’s long-term growth. If elected, the nominees, would, consistent with their fiduciary duties, consider and pursue strategic initiatives seeking to maximize the value of your investment in Atmel, including the following:

  Hire an experienced and highly qualified president and CEO. If all or a sufficient number of the nominees to constitute a majority of the Atmel board are elected as directors, I will recommend that they immediately discharge Steven Laub as president and CEO. The nominees would then promptly undertake a search for an experienced and highly qualified new president and CEO withsignificant and successful management experiences to provide long-term leadership. The nominees would retain one or more top-tier executive search firms to ensure that search was broad and thorough and designed to find the best possible person. While that search is underway, I have offered and am willing to serve as interim president and CEO. If some of the nominees are elected as directors but do not constitute a majority of the board, they will nevertheless propose these actions to the other directors and use their best efforts to cause them to be taken.

Investment in the continued development of Atmel’s microcontroller business. I continue to believe Atmel’s highly successful microcontroller business holds the greatest potential for profitable growth for Atmel because of the significant growing market demand for its products, its relatively low capital equipment costs, its synergies with Atmel’s established EEPROM memory business and its technological advantages and large and competitive family of products. I believe this segment of the semiconductor industry offers the greatest return on investment available to the company and that the continued successful development of products in this area, especially microcontrollers leveraging Atmel’s EEPROM expertise, is essential to Atmel’s long-term growth and success.

Sell Atmel’s automotive business in Germany as a stand-alone business. A sale of Atmel’s automotive business in Germany as a stand-alone business could, in my view, after an appropriate restructuring, generate cash of approximately $400 million to $500 million for Atmel and reduce Atmel’s headcount by approximately 1,300 persons. Atmel’s automotive business in Germany, which generates revenues of approximately $200 million per year, has been very successful and has the right customers and the right technology, including BCDMOS (High Voltage CMOS). However, in comparison to Atmel’s microcontroller business, the current growth in Atmel Germany’s business is comparatively slow and the gross margins are relatively low. In addition, Atmel Germany will require additional capital investment (non-fab related) in order to continue to grow. This same amount of capital could produce a much higher return on investment for Atmel if it were invested in the microcontroller business. Atmel Germany as a stand-alone business could be an attractive acquisition candidate for other companies already in the automotive business.

Return value to shareholders through a share repurchase program. In my view, a refocused and restructured Atmel should be able to return value immediately to shareholders through a repurchase of $500 million to $1 billion of its outstanding shares funded by existing cash, cash generated by the sale of Atmel Germany and other Atmel assets and, if appropriate, the issuance of additional debt.

Spin-off Atmel’s Smart Card business. One of the businesses developed at Atmel while I was president and CEO was the Smart Card business. We were successful in growing the revenues of this business to approximately $200 million per year in 2005. The Smart Card business products include SIM cards for telecommunications companies, banking cards, ID cards (such as those used in passports) and system security chips. The rapid advance of Smart Card technology has in recent years required substantial continued investment in technology and new product development to remain competitive. A significant portion of Atmel’s losses in 2005 resulted from these necessary investments. By early 2006, my management had successfully improved the technology and competitiveness of the business and increased the sale of higher-margin products such as banking cards and ID cards. I believe that now is the right time to combine Atmel’s Smart Card business with Atmel’s wafer fabrication facility in Rousset, France in a new company and spin off that new company to Atmel shareholders. Such a combination and spin-off makes sense for the following reasons:

o	The technological direction of the Smart Card business differs significantly from that of Atmel’s microcontroller, EEPROM and other business segments;

o	Atmel’s shareholders would receive shares of a new company that would be focused on the Smart Card business and have competitive products;

o	The new entity, as a public company, would be able to access the capital markets independently and raise capital from investors interested in investing in a Smart Card company developing new markets, software and system-level solutions; and

o	Atmel’s wafer fabrication facility in Rousset, France is an advanced facility with capabilities that are a good fit with the Smart Card business.

Sell or discontinue Atmel’s NOR flash business. Over the years, Atmel’s NOR flash business has been reduced to a current level of approximately 5% of net revenues. The NOR flash market continues to be very competitive with low margins. As a result, I believe Atmel and its shareholders would be best served by a sale or discontinuation of the NOR flash business. Atmel would continue in its very profitable Serial EEPROM business where it has a leading market position, low costs and very competitive technology.

Follow the highest standards of corporate governance and remove the current poison pill. The nominees are committed to following the highest standards of corporate governance. If all or a sufficient number of the Nominees to constitute a majority of the Atmel board are elected as directors, they intend to remove the company’s current poison pill and adopt a shareholder-friendly amendment to the company’s bylaws to provide that any future poison pill would require shareholder approval within one year of adoption. The nominees also support and intend to leave unchanged the amendment to the company’s bylaws requiring majority voting for directors enacted by the current management on March 23, 2007. If some of the nominees are elected as directors but do not constitute a majority of the board, they will nevertheless propose these actions to the other directors and use their best efforts to cause them to be taken.

I believe that it is critically important to the future of Atmel that immediate action be taken at the special meeting to remove the Incumbents and replace them with the highly qualified and independent nominees I am proposing. Atmel’s future is in your hands. I urge you to consider carefully the information contained in my proxy statement when it is delivered to you and then support my efforts by voting “FOR” removal of the Incumbents and “FOR” the election of the nominees I have proposed for election.

If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which will be assisting me in my solicitation of proxies, at their toll-free numbers, e-mail address or address listed below.

Thank you for your support,

George Perlegos

MACKENZIE PARTNERS, INC.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

NOMINEES

The following are the five highly qualified and independent nominees that I am proposing for election at the May 18 special meeting:

  Brian S. Bean, who has been actively engaged in providing investment banking advice to companies in the semiconductor industry for more than 17 years, most recently as vice-chairman, co-head of investment banking and the head of technology banking at Montgomery & Co.. He has also served as a managing director at Robertson, Stephens & Co. and an investment banker at Morgan Stanley & Co. Incorporated, Barclays National Merchant Bank Limited and Goldman, Sachs & Co.

  Joseph F. Berardino, a former CEO of Andersen Worldwide and former head of Arthur Andersen’s U.S. audit practice who has over 30 years of practice in public accounting during which he conducted and supervised the audits of many large global organizations. He is the currently CEO of Profectus BioSciences, Inc., a biotechnology company.

  Bernd U. Braune, a co-founder and the former chairman and CEO of Get2Chip Inc., an electronic design automation company which he led during its growth and eventual sale to Cadence Design Systems, Inc. He has held executive positions at a number of other companies in the electronics industry including Mentor Graphics Corporation, VLSI Technology, Inc., NCR Corporation and LSI
  Logic Corporation.

  Dr. John D. Kubiatowicz, an associate professor of computer science with tenure at the University of California at Berkeley who received his Ph.D. and S.M. in electrical engineering and computer science from the Massachusetts Institute of Technology and has published 15 papers in multiprocessor architecture, seven papers in quantum computing and over 35 papers in archival storage and peer-to-peer networking. He has served as a consultant for semiconductor companies such as Cisco Systems, Inc., International Business Machines Corporation (including IBM Research Labs) and Sun Microsystems, Inc. and was selected as one of Scientific American’s top 50 visionaries in research, industry and politics in 2002.

  George A. Vandeman, who was the senior vice president and general counsel of Amgen Inc. for approximately five years, and who before that was a senior partner and the head of the mergers and acquisitions practice at the international law firm of Latham & Watkins LLP, where he worked for nearly three decades. He currently serves as a director of ShopNBC–ValueVision Media, Inc. and SymBio Pharmaceuticals Limited, both public companies.

If all or a sufficient number of the nominees to constitute a majority of the Atmel board are elected as directors at the special meeting, they intend to increase the size of the board as permitted by Atmel’s bylaws and appoint the following three highly qualified and independent nominees to the Atmel board:

  Marshall S. Geller, who has more than 40 years of experience in corporate finance and investment banking, including 21 years as senior managing director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. He also currently serves as a director on a number of public companies including ShopNBC–ValueVision Media, Inc. (where he serves as non-executive chairman of the board), GP Strategies Corporation, SCPIE Holdings Inc. and Blue Holdings, Inc.

  John A. Jarrell, a director of engineering at Standard Pacific Homes, a division of Standard Pacific Corp., a national homebuilding company. As a former partner of Pacific Union Company, a real estate development company, he was the project manager of a number of large, complex developments including Opera Plaza and The Gift Center II in San Francisco, California and Meadowood Resort in St. Helena, California.

  Gary A. Wetsel, who has served in senior executive roles, particularly in finance, at a number public companies, including as executive vice president, finance, CFO and chief administrative officer of Aspect Communications Corporation, a business communications solutions company, CFO of Zhone Technologies, Inc., a telecommunications equipment company, president and CEO Borland International, Inc., a software company, executive vice president and CFO of Octel Communications, a voice information processing company, and vice president and CFO of Ungermann-Bass, Inc., a computer networking company.

IMPORTANT INFORMATION

Atmel Corporation shareholders are strongly advised to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as president, chief executive officer and chairman of the board of Atmel from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock of Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006. None of the nominees or the additional individuals owns any shares of Atmel.

George Perlegos, the nominees and the additional individuals who the nominees intend to appoint to the Atmel board will be the participants in the solicitation of proxies. Mr. Perlegos may seek reimbursement from Atmel of the expenses he incurs in connection with his solicitation of proxies.